Exhibit 10.7

	OFFICIAL RECORDS OF PINAL COUNTY RECORDER LAURA DEAN-LYTLE
WHEN RECORDED RETURN TO:
Global Water Resources, LLC	DATE/TIME:	03/05/07 1344
21410 N. l9th Avenue	FEE:	$57.00
Suite 201	PAGES:	48
Phoenix, Arizona 85027	FEE NUMBER:	2007-027767

INFRASTRUCTURE COORDINATION AND FINANCE AGREEMENT

THIS INFRASTRUCTURE COORDINATION AND FINANCE AGREEMENT (this “Agreement”) is entered into as of 7/21/, 2006 between Global Water Resources, LLC, a Delaware limited liability company (“Coordinator”) and Dana B. Byron and Jamie Maccallum, jointly and individually (“Landowner”).

RECITALS

A.        Coordinator is engaged in the business of, among other things, providing services or benefits to landowners, such as: (i) developing master utility plans for services including natural gas, electricity, cable television, Internet, intranet, and telecommunications; (ii) providing construction services for water and wastewater treatment facilities, and (iii) providing financing for the provision of infrastructure in advance of and with no guarantee of customer connections.

B.        Coordinator is the owner of Global Water - Santa Cruz Water Company, LLC (“SCW”) and Global Water - Palo Verde Utilities Company, LLC (“PVU”) and provides equity for its subsidiaries capital improvements.

C.        SCW and PVU are Arizona public service corporations. SCW and PVU have been issued certificates of convenience and necessity (“CC&N”) by the Arizona Corporation Commission (“ACC”) to provide water and waste water services (collectively the “Utility Services”), respectively in designated geographic areas within the State of Arizona.

D.        Landowner is in the process of entitling and/or developing certain real property, as more fully described on Exhibit A hereto (the “Land”) and, in connection therewith, desires (i) to engage Coordinator to provide various services including but not limited to arranging and coordinating for the Landowner the provision of Utility Services by SCW and PVU with respect to the Land, and (ii) work with SCW and PVU to include the Land as part of a CC&N service area expansion for SCW and PVU, on the terms and conditions hereinafter set forth. Landowner may entitle and sell the land in multiple phases to entities for future development. Through Coordinator, Landowner has requested water and waste water services from SCW and PVU respectively; and, SCW and PVU have agreed to provide such services to Landowner. Coordinator shall use good faith efforts to provide “will serve” letters from SCW and PVU for Landowner and file for CC&N Approval within 21 days of execution of this Agreement.

E.        The parties acknowledge that the expansion of the CC&N may not be finalized until such time as the appropriate Arizona Department of Water Resources (“ADWR”), Arizona Department of Environmental Quality (“ADEQ”) and Central Arizona Association of Governments (“CAAG”) permits and approvals are in place.

F.        The parties acknowledge that it is a requirement of this Agreement for the Coordinator to facilitate an agreement between Landowner and PVU for PVU to provide reclaimed water and for the Landowner to accept and utilize reclaimed water for purposes of irrigation for the peak and off peak periods.

G.        The parties recognize and acknowledge that this Agreement is a financing and coordinating agreement only. The fees contemplated in this letter represent an approximation of the carrying costs associated with interest and capitalized interest associated with the financing of infrastructure for the benefit of the Landowner until such time as the rates associated from the provision of services within the areas to be served as contemplated by this agreement generate sufficient revenue to carry the on going carrying costs for this infrastructure. Nothing in this Agreement should be construed as a payment of principal, a contribution or advance to the utilities and will bear no repayment of any kind or nature in the future.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.        Obligations of Coordinator. Upon execution of this Agreement, Coordinator shall undertake good faith efforts to facilitate, arrange and /or coordinate with SCW and PVU, as necessary, to provide Utility Services to Landowner, including without limitation, obtaining all necessary permits and approvals from ACC, ADWR, ADEQ and CAAG to expand the CC&N of SCW and PVU to include the Land. Coordinator shall make good faith efforts to cause SCW and PVU to provide water sauce and storage as well as waste water treatment Utility Services to Landowner for the Land. Water and wastewater lines will be constructed to the property line of the Land and reclaimed water lines will be constructed to a water storage facility within the Land, at locations to be designated by Coordinator collectively (the “Delivery Point”) in consultation with Landowner. In addition to other administrative services to be provided by Coordinator, Coordinator shall undertake good faith efforts to coordinate and provide access to utility agreements currently in place to benefit the Land. These utility agreements may include the provision of natural gas, electricity, telephone, cable television, Internet, and intranet services. Coordinator will use its good faith efforts to facilitate modifications to existing utility agreements (including agreements with utility service providers other than with SCW and PVU) to include the Land within the service areas of other utility service providers. Landowner acknowledges and agrees that nothing in this Agreement is intended to prohibit Coordinator, its successors or assigns or their respective subsidiaries or affiliates from investing in or owning companies formed for purposes of providing any one or more of the utility services contemplated in this Agreement. Landowner shall not be obligated to enter into any agreements with Coordinator, its successors or assigns, or their respective subsidiaries or affiliates to accept any utility services without Landowner’s written approval, in Landowner’s sole discretion.

2.        Coordination with SCW and PVU. Coordinator shall make good faith efforts to arrange and obtain for Landowner the list of services on attached Exhibit D for Landowner from SCW and PVU to provide the services more fully described on Exhibit D hereto, subject to obtaining the applicable regulatory approvals. Landowner or any successor to Landowner desiring the delivery of Utility Services to any portion of the Land must enter into separate Water Facilities Extension and Wastewater Facilities Extension Agreements (the “Extension Agreements”) with SCW and PVU, respectively, at the time any portion of the Land has received final plat approval from Pinal County and the approved plat has been recorded (“Plat

Approval”). The Extension Agreements shall be in the forms attached hereto as Exhibits E and F.

3.        Obligations of Landowner. Landowner agrees to cooperate with Coordinator as reasonably requested by Coordinator and agrees to provide all information and documentation about the Land reasonably necessary for Coordinator to comply with its obligations under this Agreement. In addition, Landowner agrees to grant to SCW and/or PVU, as the case may be, all necessary easements and rights of way for the construction and installation and subsequent operation, maintenance and repair of the Utility Services. Such easements and rights of way shall be of adequate size, location and configuration so as to allow SCW and PVU ready and all weather access to all facilities for maintenance and repairs and other activities reasonably necessary to provide safe and reliable water and wastewater Utility Services. In addition, as and when Landowner is no longer utilizing any portion of the Land for farming activities requiring use of irrigation water and one or more Water Facilities Extension Agreement has been entered into with respect to the Land, Landowner shall thereafter provide and transfer to SCW any and all water rights, which are owned by Landowner at the time of the signing of this Agreement, including, but not limited to, Grandfathered Irrigation Rights, Type I rights and /or Type II rights which run with or relate to the Land and which Coordinator determines, in its sole discretion, to be useful. Further, as and when Landowner is no longer utilizing any portion of the Land for farming activities requiring use of irrigation water and one or more Water Facilities Extension Agreement has been entered into with respect to the Land, Landowner shall thereafter transfer and convey to SCW at no cost to SCW (or Coordinator) any wells on the Land that SCW, in its sole discretion, deems useful for SCW, whether operational, abandoned, agricultural or otherwise. In addition, if SCW identifies well sites on the Land that SCW, in its sole discretion, deems useful for SCW, Landowner shall cause such well sites to be identified on the Plat Approval and dedicated to SCW in fee, free of all liens, claims and encumbrances of any kind or nature whatsoever; provided that the well site location is not located within areas identified in the current or any approved preliminary plans as areas to be used for entrances, entry monumentation or public roadways. Any well sites not transferred to SCW are to be decommissioned at the Landowner’s expense. Both parties acknowledge that until effluent is available for the Land, groundwater from wells on the Land will be utilized. The Coordinator will use its reasonable efforts to obtain an Interim Use Permit with ADWR on behalf of the Landowner or the Landowners homeowner association to allow the use of groundwater until effluent is available. Specific identifiable costs associated with completing the Interim Use Permit will be reimbursed by Landowner to Coordinator subject to written documentation of such costs. Such costs may include engineering plans prepared by Landowner’s engineering firm for the benefit of ADWR subject to Landowner’s prior written notice. As necessary and in SCW sole discretion, Landowner will provide for the deeding of up to two (2) acres of land per 640 acres of land, free and clear of all liens, claims or encumbrances (except as otherwise expressly agreed to by SCW) to SCW for the use of future water pumping, treatment and storage facilities in the general location identified on Exhibit B attached hereto.

4.        Payment Obligations. Landowner, or its assigns in title and/or successors in title, shall pay Coordinator an interest and financing fee as full and final compensation to the Coordinator in consideration for its services and performance of its covenants and agreements contained in the Agreement, the sum of $3,600.00 per equivalent dwelling unit (“EDU”) in the Land (the “Landowner Payment.”). The portion of the Landowner Payment not paid concurrently with the execution of this Agreement shall be adjusted upward based on a CPI Factor, which is defined as the Consumer Price Index — United States City Average — for All Urban Consumers — All Items published by the United States Department of Labor, Bureau of Labor Statistics (“Index”), with the Index for the month of January 2006 being treated as the base Index, plus two percent (2%). If the Index is discontinued or revised during the term of this Agreement, such other government index or computation with which it is replaced shall be utilized, and modified as necessary, to obtain substantially the same result as would be obtained if the Index had not been so discontinued or revised. For example, if the Landowner Payment was due in February 2007, the $25 per EDU had been paid and the most current available Index was 187.3 and the Index for January 2006 was 182.5, the unpaid Landowner Payment per EDU would be calculated as follows: $3,575 x 187.3/182.5 x 1.02 = $3,742.41. For the purposes of this Section 4, the number of EDUs within the Land shall be calculated as follows: (i) each single family residential lot included in the Plat Approval shall constitute one (1) EDU and (ii) each gross acre of commercial or industrial property included in the Plat Approval shall constitute four point eight (4.8) EDUs. If the payment to be made by Landowner pursuant to this Section 4 is due and owing pursuant to clause (ii) above prior to the Plat Approval, Coordinator shall reasonably calculate the Landowner Payment and Landowner shall make an initial payment based upon Coordinator’s reasonable calculation. Following each Plat Approval, Landowner (and any successor or assign in title to any interest in the Property) and Coordinator shall reconcile the amount paid pursuant to the preceding sentence with the actual Landowner Payment due and Landowner, and/or any successor or assign in title to any interest in the Property, as applicable, shall pay to Coordinator or Coordinator shall pay to Landowner and/or any successor or assign in title to any interest in the Property, as applicable, as the case may be, the amount necessary to reconcile such payment.

The following describes the timing of payments for Zoned residential lots based on the base year price of $3,600 per lot. Any additional amounts due for the CPI Factor is paid as each phase is final platted.

¡

Of this amount, $25 per EDU for all property within the Land is payable upon signing of the Infrastructure Coordination Agreement. If any portion of the Land has not received Pinal County approved residential, commercial and/or industrial zoning (“Zoned”), the Landowner may enter into this Agreement, but not pay the initial $25 fee until such time as such portion of the Land is Zoned. At the time the County approves the Re-Zoning Application, then the initial $25 fee per EDU is due and any other portion of the $3,600 fee is due if it has been triggered by the terms of this Agreement.

¡

$500 per EDU for all platted and/or Zoned residential lots is payable within fifteen (15) days of when sewer lines have been extended in accordance with Exhibit C. The Coordinator will notify the Landowner by delivery to Landowner of a notice certifying that sewer lines have been extended in accordance with Exhibit C (the “Start Work Notice”). Which “Start Work Notice” shall notify Landowner when such work is commenced by SCW and/or PVU.

¡

At each final plat approval or at the time the CC&N expansion has been approved as is evidenced by the publication of a final decision and/or order from the ACC, whichever is later, $3,075 per EDU is payable for all residential EDU’s indicated on the final plat and $250 is payable for remaining EDUs within the Land based on approved Zoning.

¡

For the balance of the Zoned but not platted residential EDUs to be final platted in the future, $2,825 per residential EDU is payable at final plat approval. The Coordinator will true-up any discrepancy with respect to the actual number of residential EDUs at final plat approval against Zoned but not platted residential EDUs estimated at the time of signing this Agreement. Either the Coordinator will pay the Landowner or the Landowner will pay the Coordinator that difference contemporaneous with the final payment as triggered by the last final platted parcel(s) to record within the Land. In the event that some portion of the Land is sold and transferred to an unaffiliated third party before this payment is due then the payment amount will be held in an escrow until the Coordinator satisfies its obligation under the terms of this Agreement. Other than the initial $25 payment, no portion of the Landowner Payment shall be due for any portion of the Land that is not Zoned for single family residential use until such portion of the Land is subjected to a final site plan approved by Pinal County which Landowner shall reasonably pursue. Coordinator specifically understands and agrees that Landowner has no obligation to record final platting under this Agreement and such decision is left to Landowners’ sole discretion.

•	An example of how this would calculate for a section of land included in the CC&N with nothing other than 2,100 Zoned residential EDUs developed in three phases of 700 EDUs each:
¡	$25 times 2,100 EDUs or $52,500 is due upon signing of the Infrastructure Coordination Agreement;
¡	$500 times 2,100 EDUs or $1,050,000 is due fifteen (15) days after Coordinator issues the Start Work Notice;
¡

$3,075 times 700 EDUs, (based on the Zoned residential EDU’s in the phase of the Land in which the first plat records) or $2,152,500, plus $250 times remaining 1,400 Zoned EDUs within the remainder of the Land, or $350,000, for a total of $2,502,600 is due at the first final plat approval, or at the time the CC&N expansion has been approved as is evidenced by the publication of a decision and/or order from the ACC whichever is the later;

¡	then, $2,825 per EDU is payable as and when the remaining single family lots are created by approved final plats.

The following describes the timing of payments for commercial and industrial property based on the $3,100 per EDU base year price at 4.8 EDUs per acre. Amounts due for the CPI Factor for each EDU is paid as land is subjected to a final approved site plan.

¡	Of this amount, $25 per EDU for all Zoned commercial or industrial acres is payable upon signing of this Agreement, or upon final zoning whichever is the later.
¡	The remaining $3,575 per EDU is payable when the County approves the “Commercial or Industrial Site Plan”,
•	An example of how this would calculate for a commercial or industrial section of land with 30 acres in size would be as follows:
¡	$25 x 30 acres x 4.8 EDU/acre or $3,600 is due upon signing of this Agreement;
¡

$3,575 plus the CPI Factor x 30 acres x 4.8 EDU/acre or $514,800 is due and payable when the County approves the Commercial or Industrial Site Plan. If the Commercial or Industrial Site Plan approval only relates to 15 of the 30 acres, $3,575 plus the CPI Factor x 15 acres x 4.8 EDU/acre or $257,400 is due and payable when the County approves the Commercial or Industrial Site Plan for the 15 acres. The balance of the $3,575 plus the CPI Factor due for the remaining acreage is due as the County approves the Commercial or Industrial Site Plan.

The parties acknowledge that additional fees will be billed to the commercial and industrial end user based upon the ultimate use of the land and fixtures thereon.

Fees payable to SCW and PVU, and reimbursement for certain costs and expenses incurred by Landowner with respect to the obtaining of Utility Services are not the subject of this Agreement and shall be paid and reimbursed to the appropriate parties in accordance with the Extension Agreements.

5.        No Partnership. Coordinator is acting as an independent contractor pursuant to this Agreement. Nothing in this Agreement shall be interpreted or construed (i) to create an association, agency relationship, joint venture, or partnership among the parties or to impose any partnership obligation or liability upon either party, or (ii) to prohibit or limit the ability of Coordinator to enter into similar or identical agreements with other landowners, even if the activities of such landowners may be deemed to be in competition with the activities or Landowner.

6.        Default.

(a)        Landowner shall be deemed to be in material default under this Agreement upon the expiration of ten (10) days, as to monetary defaults, and thirty (30) days, as to non-monetary defaults, following receipt of written notice from Coordinator specifying the particulars in which a default is claimed unless, prior to expiration of the applicable grace period (ten (10) days or thirty (30) days, as the case may be), such default has been cured. A default by Landowner under this Agreement shall constitute a default by Landowner under the Extension Agreements and a default by Landowner under the Extension Agreement(s) shall constitute a default under this Agreement.

(b)        In the event Landowner is in default under this Agreement, the provisions hereof may be enforced by any remedy permitted by law for specific performance, injunction, or other equitable remedies in addition to any other remedy available at law or in equity In this regard, in the event Landowner fails to pay any amount as and when due (including the Landowner Payment), which failure is not cured within ten (10) days after notice thereof in accordance with the provisions of Section 6(a) above, such delinquent amounts shall bear interest at the rate of fifteen percent (15%) per annum from the due date until paid. In addition, to the extent such sums remain unpaid following such ten (10) day period, Coordinator may claim a contractual lien for such sum, together with interest thereon as set forth above, which may be foreclosed against only that portion of the Land owned by the defaulting landowner in the manner prescribed by law for the foreclosure of realty mortgages; Coordinator agrees that as and when portions of the Property are sold, the obligations hereunder shall be bifurcated based on the land area sold and each landowner shall be solely (and not jointly) responsible for all sums owed with respect to the land areas that it owns and shall not have any obligation or liability for the failure of any other owner of any portion of the Land.

(c)        Subject to the limitations described in the last sentence of the subsection (b) above, amounts owed but not paid when due by Landowner shall be a lien against the Land that the parties agree shall relate back to the date upon which an executed copy of this Agreement is recorded in the Pinal County Recorders Office along with a document entitled Preliminary Notice of Contractual Lien which sets forth:

i.	The name of the lien claimant;

ii.	the name of the party or then owner of the property or interest against which the lien is claimed;

iii.	and a description of the property against which the lien is claimed.

(d)        The lien shall take effect only upon recordation of a claim of contractual lien as described below in the office of the Pinal County Recorder by Coordinator, and shall relate back to the date when the Preliminary Notice of Contractual Lien and executed copy of the Agreement were recorded, as set forth in paragraph (c) above. Coordinator shall give written notice of any such lien. The Notice and Claim of Contractual Lien shall include the following:

(i)	The name of the lien claimant.

(ii)	The name of the party or then owner of the property or interest against which the lien is claimed.

(iii)	A description of the property against which the lien is claimed.

(iv)	A description of the default or breach that gives rise to the claim of lien and a statement itemizing the amount of the claim.

(v)	A statement that the lien is claimed pursuant to the provisions of this Agreement and reciting the date of recordation and recorder’s document number of this Agreement.

(vi)

The notice shall be acknowledged, and after recordation, a copy shall be given to the person against whose property the lien is claimed in any manner prescribed under Section 15 of this Agreement. The lien may be enforced in any manner allowed by law, including without limitation, by an action to foreclose a mortgage or mechanic’s lien under the applicable provisions of the laws of the State of Arizona.

(e) If the Landowner posts either (a) a bond executed by a fiscally sound corporate surety licensed to do business in the State of Arizona, or (b) an irrevocable letter of credit from a reputable financial institution licensed to do business in the State of Arizona reasonably acceptable to Coordinator, which bond or letter of credit (i) names Coordinator as the principal or payee and is in form satisfactory to Coordinator, (ii) is in the amount of one and one-half (l- 1⁄2) times the claim of lien, and (iii) unconditionally provides that it may be drawn on by Coordinator in the event of a final judgment entered by a court of competent jurisdiction in favor of Coordinator, then Coordinator shall record a release of the lien or take such action as may be reasonably required by a title insurance company requested to furnish a policy of title insurance on such property to delete the lien as an exception thereto. Landowner shall post the bond or letter of credit by delivery of same to Coordinator. All costs and expenses to obtain the bond or letter of credit, and all costs and expenses incurred by Coordinator, shall be borne by Landowner, unless Landowner is the prevailing party in any litigation challenging the claimed lien.

7.        Non Issuance of CC&N Expansion. In the event that Coordinator, SCW and PVU are unable to obtain all of the necessary approvals from the ACC and ADEQ within eighteen (18) months of the execution of this Agreement or if such approvals are reversed or ultimately invalidated on appeal, which would allow for the Land to be included in the CC&N expansions of SCW and PVU, then the Landowner or Coordinator at either party’s option may terminate this Agreement without recourse to either party. Should either party elect to terminate this Agreement under this condition, any funds (other then the intial $25 per EDU payment) paid by the Landowner to the Coordinator for purposes of progressing the construction of any necessary infrastructure (the $500 per EDU payment described in Section 4 above) would be refundable at that time and would be become due and payable to the Landowner within fifteen (15) days of termination of this Agreement. Any fees collected at the time of the execution of this Agreement are expressly non-refundable. In the event of termination of the Agreement, Coordinator shall remove or cause to be removed any registration of this Agreement with Pinal County and waive any lien rights it may have under this Agreement.

8.        Attorneys’ Fees. If any dispute arises out of the subject matter of this Agreement, the prevailing party in such dispute shall be entitled to recover from the other party its costs and expenses (including reasonable attorney’s fees) incurred in litigating or otherwise resolving such dispute. The parties’ obligations under this Section shall survive the closing under this Agreement.

9.         Applicable Law; Venue; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona, notwithstanding any Arizona or other conflict-of-law provisions to the contrary. The parties consent to jurisdiction for purposes of this Agreement in the State of Arizona, and agree that Maricopa County, Arizona, shall be proper venue for any action brought with respect to this Agreement.

10.        Interpretation. The language in all parts of this Agreement shall in all cases, be construed as a whole according to its fair meaning and not strictly for nor against any party. The section headings in this Agreement are for convenience only and are not to be construed as a part hereof. The parties agree that each party has reviewed this Agreement and has had the opportunity to have counsel review the same and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement or any amendments or any exhibits thereto. Except where specifically provided to the contrary, when used in this Agreement, the term “including” shall mean without limitation by reason of enumeration. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the person(s) or entity(ies) may require.

11.        Counterparts. This Agreement shall be effective upon execution by all parties hereto and may be executed in any number of counterparts with the same effect as if all of the parties had signed the same document. All counterparts shall be construed together and shall constitute one agreement:

12.        Entire Agreement. This Agreement constitutes the entire integrated agreement among the parties pertaining to the subject matter hereof, and supersedes all prior and contemporaneous agreements, representations, and undertakings of the parties with respect to such subject matter. This Agreement may not be amended except by a written instrument executed by all parties hereto.

13.        Additional Instruments. The parties hereto agree to execute, have acknowledged, and deliver to each other such other documents and instruments as may be reasonably necessary or appropriate to evidence or to carry out the terms of this Assignment.

14.        Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

15.         Incorporation by Reference. Every exhibit, schedule and other appendix attached to this Agreement and referred to herein is hereby incorporated in this Agreement by reference.

16.        Notices. Any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be delivered personally to the party to whom the same is directed or sent by registered or certified mail, return receipt requested, addressed to the addresses set forth on the signature page hereto. Any such notice shall be deemed to be delivered, given and received for all purposes as of the date so delivered if delivered personally, or three business days after the time when the same was deposited in a regularly maintained receptacle for the deposit of United States mail, if sent by registered or certified mail, postage and charges prepaid, or if given by any other method, upon actual receipt; provided that notwithstanding the foregoing, notice of any change of address shall be effective only upon actual receipt of such notice.

17.        Binding Effect; Partial Releases. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the respective parties. This Agreement constitutes a covenant running with the land, shall be binding upon the Land for the benefit of Coordinator, its successors and assigns and any person acquiring any portion of the Land, upon acquisition thereof, shall be deemed to have assumed the obligations of Landowner arising from this Agreement with respect only to that portion of the Land acquired without the necessity for the execution of any separate instrument. If phases and/or parcels within the Land are sold individually, Coordinator will ensure that at such time as the Landowner Payment has been paid in full for that particular phase and/or parcel, Coordinator shall release this Agreement of record from that particular phase and/or parcel, without releasing the Agreement from any other portion of the Land for which the Landowner Payment has not been paid in full. It is the intent of this Agreement to release that portion of any lien which relates to parcels and or plats that are paid in full.

[Signatures are on the following page.]

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.

COORDINATOR:
Global Water Resources, LLC a Delaware Limited Liability Company

By:	/s/ Cindy M. Liles
Cindy M. Liles
Vice-President

LANDOWNER:
Dana B. Byron and Jamie Maccallum
Individually and jointly

By:	/s/ Dana B. Byron
Dana B. Byron
Individually

By:	/s/ Jamie Maccallum
Jamie Maccallum
Individually

STATE OF ARIZONA	)
) ss.
County of Maricopa	)

On 7/21/06, before me, Jennie L Critchfield, a Notary Public in and for said state, personally appeared Cindy M. Liles, personally known to me (or proved to me on the basis of satisfactory evidence) to be the persons whose names are subscribed to the within instrument and acknowledged to me that they executed the same in their authorized capacities, and that by their signatures on the instrument, the persons, or the entity upon behalf of which the persons acted, executed the instrument.

WITNESS my hand and official seal.

/s/ Jennie L Critchfield
Notary Public in and for said State
My Commission Expires: 4/18/09

STATE OF ARIZONA	)

) ss.

County of Maricopa	)

On May 15, 2006, before me, Jason Marsh, a Notary Public in and for said state, personally appeared Dana B. Byron, personally known to me (or proved to me on the basis of satisfactory evidence) to be the persons whose names are subscribed to the within instrument and acknowledged to me that they executed the same in their authorized capacities, and that by their signatures on the instrument, the persons, or the entity upon behalf of which the persons acted, executed the instrument.

WITNESS my hand and official seal.

/s/ Jason Marsh
Notary Public in and for said State
My Commission Expires: 17/15/2006

STATE OF NEW YORK	)
) ss.
County of Chautauqua	)

On May 16, 2006, before me, Katie L. Frederickson, a Notary Public in and for said state, personally appeared Jamie Maccallum, personally known to me (or proved to me on the basis of satisfactory evidence) to be the persons whose names are subscribed to the within instrument and acknowledged to me that they executed the same in their authorized capacities, and that by their signatures on the instrument, the persons, or the entity upon behalf of which the persons acted, executed the instrument.

WITNESS my hand and official seal.

/s/ Katie L. Frederickson

Notary Public in and for said State

My Commission Expires:

KATIE L. FREDERICKSON #01FR6090743
Notary Public State of New York
Qualified in Chautauqua County
My Commission Expires April 21, 2007

EXHIBIT A

INFRASTRUCTURE COORDINATION AGREEMENT

LEGAL DESCRIPTION OF LAND

The Southeast quarter of the Northeast quarter of the Northeast quarter of Section 18, Township 5 South, Range 2 East, Gila and Salt River Base and Meridian, Pinal County, Arizona;

Except the North 25 feet and the east 33 feet thereof.

EXHIBIT B

INFRASTRUCTURE COORDINATION AGREEMENT

CONCEPTUAL SITE PLAN

EXHIBIT C

INFRASTRUCTURE COORDINATION AGREEMENT

START WORK NOTICE

PVU will have extended sewer lines within two miles of the northerly boundary of the development with planned sufficient capacity to serve the Land to meet its intended use.

EXHIBIT D

INFRASTRUCTURE COORDINATION AGREEMENT

DESCRIPTION OF SCW AND PVU SERVICES TO BE COORDINATED BY Coordinator

SCW

-	Expand the existing CC&N water service area to include the Land

-	Prepare a master water plan with respect to the Land

-	Confirm and or develop sufficient water plant and well source capacity for the Land

-	Extend a water distribution main line to the Delivery Point

-	Provide will-serve letters to applicable governmental agencies necessary for final plat approvals with a schedule of commitment dates personalized for the Land

-	Obtain a 100-year assured water supply and Certificate of Designation required for final plat approvals and Department of Real Estate approvals

-	Provide expedited final subdivision plat water improvement plan check and coordination with the Arizona Department of Environmental Quality for Approvals to Construct

-	Obtain/Develop facilities extension agreement for construction of infrastructure within the Land (subject to reimbursement)

PVU

-	Expand the existing CC&N wastewater service area to include the Land

-	Prepare a master wastewater plan with respect to the Land

-	Develop a master reclaimed water treatment, retention, and distribution plan including interim well water supply for lake storage facilities.

-	Confirm and or develop sufficient wastewater plant capacity for the Land

-	Extend a wastewater collection system main line to the Delivery Point

-	Extend a reclaimed water line to a water storage facility within the Land

-	Provide all permitting and regulatory approvals including but not limited to an Aquifer Protection Permit and Central Arizona Association of Governments (CAAG) 208 Water Quality Plan as necessary.

-	Provide will-serve letters to applicable governmental agencies necessary for final plat approvals with a schedule of commitment dates personalized for the Land

-	Provide expedited final subdivision plat wastewater improvement plan check and coordination with the Arizona Department of Environmental Quality for Approvals to Construct

-	Obtain/Develop facilities extension agreement for construction of infrastructure within the Land (subject to reimbursement)

EXHIBIT E

INFRASTRUCTURE COORDINATION AGREEMENT

LINE EXTENSION AGREEMENT – SANTA CRUZ WATER COMPANY

WATER FACILITIES EXTENSION AGREEMENT

This Agreement is made this             day of                             , 2005 by and between SANTA CRUZ WATER COMPANY, L.L.C. an Arizona limited liability company (“Company”), and                            , an                                 (“Developer”).

RECITALS:

A.         Developer desires that water utility service be extended to and for its real estate development located in Parcel          of                          consisting of              (single family, multifamily, or commercial) lots, in Pinal County within the general vicinity of the City of Maricopa, Arizona (the “Development”). A legal description for the Development is attached hereto as Exhibit “A” and incorporated herein by this reference. The Development is located within Company’s Certificate of Convenience and Necessity (“CC&N”).

B.         Company is a public service corporation as defined in Article XV, Section 2 of the Arizona Constitution which owns and operates water utility facilities and holds a CC&N from the Commission granting Company the exclusive right to provide water utility service within portions of Pinal County, Arizona.

C.         Subject to the terms and conditions set forth hereinafter, Developer is willing to construct and install facilities within the Development necessary to extend water utility service to and within the Development, which facilities shall connect to the Company’s system as generally shown on the map attached hereto as Exhibit “B.” Company is willing to provide water utility service to the Development in accordance with relevant law, including the rules and regulations of the Commission on the condition that Developer fully and timely perform the obligations and satisfy the conditions and requirements set forth below.

COVENANTS AND AGREEMENTS:

NOW, THEREFORE, in consideration of the following covenants and agreements, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.        Construction of Facilities. Developer agrees to construct and install water distribution mains and pipelines, valves, booster stations, hydrants, fittings, service lines and all other related facilities and improvements necessary to provide water utility service to each lot or building within the Development as more particularly described in Exhibit “C” attached hereto and incorporated herein by this reference (referred to hereinafter as the “Facilities”). The Facilities shall connect to the Company’s system at the point shown on the approved plans as generally depicted on the map attached hereto as Exhibit “B,” and shall be designed and constructed within the Development in a manner which allows the provision of safe and reliable water utility service to each lot therein. Subject to the terms and conditions set forth herein (including, without limitation, Company’s rights of plan review and approval and inspection of final construction), Developer shall be responsible for all construction activities associated with the Facilities, and Developer shall be liable for and pay when due all costs, expenses, claims and liabilities associated with the construction and installation of the Facilities.

2.        Construction Standards and Requirements. The Facilities shall meet and comply with Company’s standards and specifications, and all engineering plans and specifications for the Facilities shall be approved by Company and its engineers (“Company’s

Engineer”), prior to the commencement of construction. Company and Company’s Engineer shall review the plans and specifications and shall provide any requirements or comments as soon as practicable. Developer shall require that its contractor be bound by and conform to the plans and specifications for the Facilities as finally approved by Company. The construction and installation of the Facilities shall be in conformance with the applicable regulations of the Arizona Department of Environmental Quality (“ADEQ”), the Commission, and any other governmental authority having jurisdiction thereover.

3.         Right of inspection; Corrective Action. Company shall have the right to have Company’s Engineer inspect and test the Facilities at reasonable times during the course of construction as necessary to ensure conformance with plans and specifications. If at any time before the final acceptance by Company of the Facilities any construction, materials or workmanship are found to be defective or deficient in any way, or the Facilities fail to conform to this Agreement, then Company may reject such defective or deficient construction, materials and/or workmanship and require Developer to fully pay for all necessary corrective construction efforts (“Corrective Action”). Company reserves the right to withhold approval and to forbid connection of any defective portion of the Facilities to Company’s system unless and until the Facilities have been constructed in accordance with plans and specifications and all applicable regulatory requirements. Further, Developer shall promptly undertake any Corrective Action required to remedy such defects and deficiencies in construction, materials and workmanship upon receipt of notice by Company. The foregoing notwithstanding, Company shall not unreasonably withhold or delay acceptance of the Facilities.

4.         Transfer of Ownership. Upon completion and approval of the as-built Facilities by Company and any other governmental authority whose approval is required,

Developer shall transfer all right, title and interest in the Facilities to Company via a bill of sale in a form satisfactory to Company. Thereafter, Company shall be the sole owner of the Facilities and be responsible for their operation, maintenance and repair. Company’s ownership and responsibility shall include all distribution mains and/or related appurtenances within the Development up to the point of connection to the service line of each customer receiving service. Maintenance and repair of each service line, which lines are not part of the Facilities, shall be Developer’s, the Development’s or each individual customers’ responsibility. All work performed by or on behalf of Developer shall be warranted by Developer for one year from the date of transfer of the Facilities to Company against defects in materials and workmanship. Developer shall also covenant, at the time of transfer, that the Facilities are free and clear of all liens and encumbrances, and unless the time period for filing lien claims has expired, shall provide evidence in the form of lien waivers that all claims of contractors, subcontractors, mechanics and materialmen have been paid and satisfied.

5.         Final As-Built Drawings and Accounting of Construction Costs. Immediately following completion and approval of the Facilities, Developer shall provide Company with three sets of as-built drawings and specifications for the Facilities and a reproducible copy of such drawings. Developer shall also provide an accounting of the cost of constructing and installing the Facilities, which amount shall be refundable in accordance with paragraph 8, below. Company shall have no obligation to furnish service to the Development or to accept the transfer of the Facilities until Developer has complied with this paragraph.

6.         Easements. Developer shall be responsible for obtaining all necessary easements and rights-of-way for the construction and installation, and subsequent operation, maintenance and repair of the Facilities. Such easements and rights-of-way shall be of adequate size, location, and configuration so as to allow Company ready access to the Facilities for maintenance and repairs and other activities necessary to provide safe and reliable water utility service. Such easements and rights-of-way shall be provided to Company by Developer at the same time as Developer transfers ownership of the Facilities pursuant to paragraph 4, above. At the time of transfer, all easements and rights-of-way shall be free of physical encroachments, encumbrances or other obstacles. Company shall have no responsibility to obtain or secure on Developer’s behalf any such easements or rights-of-way.

7.         Reimbursement for Engineering and Other Fees and Expenses. Developer shall also reimburse Company for the costs, expenses and fees, including legal fees and costs that are incurred by Company for preparation of this Agreement, for reviewing and approving the plans and specifications for the Facilities to be constructed by Developer, for inspecting the Facilities during construction and other supervisory activities undertaken by Company, for obtaining any necessary approvals from governmental authorities (collectively the “Administrative Costs”). For such purpose, at the time of the signing of this Agreement, the Developer will pay an advance to the Company of Seven Thousand Five Hundred Dollars ($7,500). Developer shall provide additional advances to Company, as may be requested by Company in writing from time-to-time, to reimburse Company for any additional Administrative Costs it incurs. All amounts paid to Company pursuant to this provision shall constitute advances in aid of construction and be subject to refund pursuant to paragraph 8, below.

8.         Refunds of Advances. Company shall refund annually to Developer an amount equal to seven percent (7%) of the gross annual revenues received by Company from the provision of water utility service to each bona fide customer within the Development. Such refunds shall be paid by Company on or before the first day of August, commencing in the fourth calendar year following the calendar year in which title to the Facilities is transferred to and accepted by Company and continuing thereafter in each succeeding calendar year for a total of twenty-two (22) years. No interest shall accrue or be payable on the amounts to be refunded hereunder, and any unpaid balance remaining at the end of such twenty-two year period shall be non-refundable. In no event shall the total amount of the refunds paid by Company hereunder exceed the total amount of all advances made by Developer hereunder. For the purposes of this provision, the total amount of Developer’s advances shall be equal to Developer’s actual cost of constructing the Facilities, less the costs of any corrective action as defined in paragraph 3 above, the costs of curing any defects arising during the warranty period, as provided herein, and the costs of any unreasonable overtime incurred in the construction of the Facilities, above, and the amounts paid by Developer to Company for Administrative Costs pursuant to paragraph 7, above.

9.        Company’s Obligation to Serve. Subject to the condition that Developer fully perform its obligations under this Agreement, Company shall provide water utility service to all customers within the Development in accordance with Company’s tariffs and schedule of rates and charges for service, the rules and regulations of the Commission and other regulatory authorities and requirements. However, Company shall have no obligation to accept and operate the Facilities in the event Developer fails to make any payment provided in this Agreement, fails to construct and install the Facilities in accordance with Company’s standards and specifications and in accordance with the applicable rules and regulations of ADEQ, the Commission or any other governmental authority having jurisdiction thereover, or otherwise fails to comply with the terms and conditions of this Agreement. Developer acknowledges and understands that Company will not establish service to any customer within the Development until such time as

Company has accepted the transfer of the Facilities, and all amounts that Developer is required to pay Company hereunder have in fact been paid. The foregoing notwithstanding, the Company shall not terminate service to any customer within the Development to whom service has been properly established as a consequence of any subsequent breach or nonperformance by Developer hereunder.

10.        Liability for Income Taxes. In the event it is determined that all or any portion of Developer’s advances in aid of construction hereunder constituted taxable income to Company as of the date of this Agreement or at the time Company actually receives such advances hereunder, Developer will advance funds to Company equal to the income taxes resulting from Developer’s advance hereunder. These funds shall be paid to Company within twenty (20) days following notification to Developer that a determination has been made that any such advances constitute taxable income, whether by virtue of any determination or notification by a governmental authority, amendment to the Internal Revenue Code, any regulation promulgated by the Internal Revenue Service, or similar change to any statute, rule or regulation relating to this matter. Such notification shall include documentation reasonably necessary to substantiate the Company’s liability for income taxes resulting from the Developer’s advances in aid of construction under this Agreement. In the event that additional funds are paid by Developer under this paragraph, such funds shall also constitute advances in aid of construction. In addition, Developer shall indemnify and hold Company harmless for, from and against any tax related interest, fines and penalties assessed against Company and other costs and expenses incurred by Company as a consequence of late payment by Developer of amounts described above.

11.        Notice. All notices and other written communications required hereunder shall be sent to the parties as follows:

COMPANY:

Santa Cruz Water Company, L.L.C.

Attn: Cindy M. Liles, Vice President

22601 N. 19th Avenue

Suite 210

Phoenix, Arizona 85027

DEVELOPER:

Each party shall advise the other party in writing of any change in the manner in which notice is to be provided hereunder.

12.        Governing Law. This Agreement, and all rights and obligations hereunder, shall be subject to and governed by the rules and regulations of the Commission relating to domestic water utilities and generally shall be governed by and construed in accordance with the laws of the State of Arizona. Developer understands and acknowledges that Company’s rates and charges, and other terms and conditions applicable to its provision of utility service, may be modified from time-to-time by order of the Commission. Company shall provide Developer with copies of such orders that may affect Developer’s rights and obligations hereunder.

13.         Time is of the Essence. Time is and shall be of the essence of this Agreement.

14.         Indemnification: Risk of Loss. Developer shall indemnify and hold Company harmless for, from and against any and all claims, demands and other liabilities and expenses (including attorneys’ fees and other costs of litigation) arising out of or otherwise relating to Developer’s failure to comply with any of the terms and conditions contained herein., including (without limitation) Company’s refusal to serve any unit within the Development based on Developer’s failure to pay all amounts required hereunder in a timely manner. Developer’s duty to indemnity Company shall extend to all construction activities undertaken by Developer, its contractors, subcontractors, agents, and employees hereunder.

15.         Successors and Assigns. This Agreement may be assigned by either of the parties provided that the assignee agrees in writing to be bound by and fully perform all of the assignor’s duties and obligations hereunder. This Agreement and all terms and conditions contained herein shall be binding upon and shall inure to the benefit of the successors and assigns of the parties.

16.         Dispute Resolution. The parties hereto agree that each will use good faith efforts to resolve, through negotiation, disputes arising hereunder without resorting to mediation, arbitration or litigation.

17.         Integration: One Agreement. This Agreement supersedes all prior agreements, contracts, representations and understandings concerning its subject matter, whether written or oral.

18.         Attorneys’ Fees. The prevailing party in any litigation or other proceeding concerning or related to this Agreement, or the enforcement thereof, shall be entitled to recover its costs and reasonable attorneys’ fees.

19.         Authority to Perform. Company represents and warrants to Developer that Company has the right, power and authority to enter into and fully perform this Agreement. Developer represents and warrants to Company that Developer has the right, power and authority to enter into and fully perform this Agreement.

DEVELOPER:	COMPANY:

SANTA CRUZ WATER COMPANY, L.L.C.
an Arizona limited liability company

By	By
Its		Cindy Liles
	Its:	Vice President

EXHIBIT “A”

Legal Description

EXHIBIT “B”

Point(s) of Connection

EXHIBIT “C”

Water Facilities Budget

(Required to be completed by Developer prior to execution of agreement)

Item	QTY	UNIT	UNIT $	TOTAL $
8” C-900, Class 150 Water Main		LF
8” Valve Box & Cover		EA
Fire Hydrant, Complete		EA
3 / 4” Double Water Service		EA
3 / 4” Single Water Service		EA
1 1⁄2’ Landscape service		EA
2” Landscape service		EA
1” Landscape service		EA

Subtotal
Sales Tax

Total

EXHIBIT F

INFRASTRUCTURE COORDINATION AGREEMENT

LINE EXTENSION AGREEMENT – PALO VERDE UTILITIES COMPANY

SEWER FACILITIES EXTENSION AGREEMENT

This Agreement is made this              day of                 , 2005 by and between PALO VERDE UTILITIES COMPANY, L.L.C. an Arizona limited liability company (“Company”),                     , an                          (“Developer”).

RECITALS:

A.         Developer desires that sewer utility service be extended to and for its real estate development located in Parcel          of                  consisting of          (single family, multi-family or commercial) lots, in Pinal County within the general vicinity of the City of Maricopa, Arizona (the “Development”). A legal description for the Development is attached hereto as Exhibit “A” and incorporated herein by this reference. The Development is located within Company’s Certificate of Convenience and Necessity (“CC&N”).

B.         Company is a public service corporation as defined in Article XV, Section 2 of the Arizona Constitution which owns and operates a sewage treatment plant and collection system and holds a CC&N from the Commission granting Company the exclusive right to provide sewer utility service within portions of Pinal County, Arizona.

C.         Developer is willing to construct and install facilities within the Development necessary to extend sewer utility service to and within the Development which facilities shall connect to the Company’s system as generally shown on the map attached hereto as Exhibit “B.” Company is willing to provide sewer utility service to the Development in accordance with relevant law, including the rules and regulations of the Commission on the condition that Developer fully and timely perform the obligations and satisfy the conditions and requirements set forth below.

COVENANTS AND AGREEMENTS:

NOW, THEREFORE, in consideration of the following covenants and agreements, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.         Construction of Facilities. Developer agrees to construct and install sewage collection mains, manholes, pumping stations and/or such other facilities and improvements necessary to provide sewer utility service to each lot or building within the Development as more particularly described in Exhibit “C” attached hereto and incorporated herein by this reference (referred to hereinafter as the “Facilities”). The Facilities shall connect to the Company’s system at the point shown on the approved plans as generally depicted on the map attached hereto as Exhibit “B,” and shall be designed and constructed within the Development in a manner which allows the provision of safe and reliable sewer utility service to each lot therein. Subject to the terms and conditions set forth herein (including, without limitation, Company’s rights of plan review and approval and inspection of final construction), Developer shall be responsible for all construction activities associated with the Facilities, and Developer shall be liable for and pay when due all costs, expenses, claims and liabilities associated with the construction and installation of the Facilities.

2.         Construction Standards and Requirements. The Facilities shall meet and comply with Company’s standards and specifications, and all engineering plans and specifications for the Facilities shall be approved by Company and its engineers (“Company’s Engineer”) prior to the commencement of construction. Company and Company’s Engineer shall review the plans and specifications and shall provide any requirements or comments as soon as practicable. Developer shall require that its contractor be bound by and conform to the plans and specifications for the Facilities as finally approved by Company. The construction and installation of the Facilities shall be in conformance with the applicable regulations of the Arizona Department of Environmental Quality (“ADEQ”), the Commission, and any other governmental authority having jurisdiction thereover.

3.         Right of Inspection; Corrective Action. Company shall have the right to have Company’s Engineer inspect and test the Facilities at reasonable times during the course of construction as necessary to ensure conformance with plans and specifications. If at any time before the final acceptance by Company of the Facilities any construction, materials or workmanship are found to be defective or deficient in any way, or the Facilities fail to conform to this Agreement, then Company may reject such defective or deficient construction, materials and/or workmanship and require Developer to fully pay for all necessary corrective construction efforts (“Corrective Action”). Company reserves the right to withhold approval and to forbid connection of any defective portion of the Facilities to Company’s system unless and until the Facilities have been constructed in accordance with plans and specifications and all applicable regulatory requirements. Further, Developer shall promptly undertake any Corrective Action required to remedy such defects and deficiencies in construction, materials and workmanship upon receipt of notice by Company. The foregoing notwithstanding, Company shall not unreasonably withhold or delay acceptance of the Facilities.

4.         Transfer of Ownership. Upon completion and approval of the as-built Facilities by Company and any other governmental authority whose approval is required, Developer shall transfer all right, title and interest in the Facilities to Company via a bill of sale in a form satisfactory to Company. Company, in its sole discretion, may require Developer to conduct a video inspection of any of the Facilities prior to final approval and acceptance to ensure that no breaks or similar defects exist. Thereafter, Company shall be the sole owner of the Facilities and be responsible for their operation, maintenance and repair. Company’s ownership and responsibility shall include all pumping stations, manholes, collection and transmission mains and/or related appurtenances within the Development up to the point of connection of the sewer line of each customer receiving service to the collection main. Maintenance and repair of each sewer service line, which lines are not part of the Facilities, shall be Developer’s, the Development’s or each individual customers’ responsibility. All work performed by or on behalf of Developer shall be warranted by Developer for one year from the date of transfer of the Facilities to Company against defects in materials and workmanship. Developer shall also covenant, at the time of transfer, that the Facilities are free and clear of all liens and encumbrances, and unless the time period for filing lien claims has expired, shall provide evidence in the form of lien waivers that all claims of contractors, subcontractors, mechanics and materialmen have been paid and satisfied.

5.         Final As-Built Drawings and Accounting of Construction Costs. Immediately following completion and approval of the Facilities, Developer shall provide Company with three sets of as-built drawings and specifications for the Facilities and a reproducible copy of such drawings. Developer shall also provide an accounting of the cost of constructing and installing the Facilities, which amount shall be refundable in accordance with paragraph 8, below. Company shall have no obligation to furnish service to the Development or to accept the transfer of the Facilities until Developer has complied with this paragraph.

6.         Easements. Developer shall be responsible for obtaining all necessary easements and rights-of-way for the construction and installation, and subsequent operation, maintenance and repair of the Facilities. Such easements and rights-of-way shall be of adequate size, location, and configuration so as to allow Company ready access to the Facilities for maintenance and repairs and other activities necessary to provide safe and reliable sewer utility service. Evidence of such easements and rights-of-way shall be provided to Company by Developer at the same time as Developer transfers ownership of the Facilities pursuant to paragraph 4, above. At the time of transfer, all easements and rights-of-way shall be free of physical encroachments, encumbrances or other obstacles. Company shall have no responsibility to obtain or secure on Developer’s behalf any such easements or rights-of-way.

7.         Reimbursement for Engineering and Other Fees and Expenses. Developer shall also reimburse Company for the costs, expenses and fees, including legal fees and costs that are incurred by Company for preparation of this Agreement, for reviewing and approving the plans and specifications for the Facilities to be constructed by Developer, for inspecting the Facilities during construction and other supervisory activities undertaken by Company, for obtaining any necessary approvals from governmental authorities (collectively the “Administrative Costs”). For such purpose, at the time of the signing of this Agreement, the Developer will pay an advance to the Company of Seven Thousand Five Hundred Dollars ($7,500). Developer shall provide additional advances to Company, as may be requested by Company in writing from time-to-time, to reimburse Company for any additional Administrative Costs it incurs. All amounts paid to Company pursuant to this provision shall constitute advances in aid of construction and be subject to refund pursuant to paragraph 8, below.

8.         Refunds of Advances. Company shall refund annually to Developer an amount equal to two and one-half percent (2.5%) of the gross annual revenues received by Company from the provision of sewer utility service to each bona fide customer within the Development. Such refunds shall be paid by Company on or before the first day of August, commencing in the fourth calendar year following the calendar year in which title to the Facilities is transferred to and accepted by Company and continuing thereafter in each succeeding calendar year for a total of twenty-two (22) years. No interest shall accrue or be payable on the amounts to be refunded hereunder, and any unpaid balance remaining at the end of such twenty-two year period shall be non-refundable. In no event shall the total amount of the refunds paid by Company hereunder exceed the total amount of all advances made by Developer hereunder. For the purposes of this provision, the total amount of Developer’s advances shall be equal to Developer’s actual cost of constructing the Facilities, less the costs of any corrective action as defined in paragraph 3 above, the costs of curing any defects arising during the warranty period, as provided herein, and the costs of any unreasonable overtime incurred in the construction of the Facilities, above, and the amounts paid by Developer to Company for Administrative Costs pursuant to paragraph 7, above.

9.         Company’s Obligation to Serve. Subject to the condition that Developer fully perform its obligations under this Agreement, Company shall provide sewer utility service to all customers within the Development in accordance with Company’s tariffs and schedule of rates and charges for service, the rules and regulations of the Commission and other regulatory authorities and requirements. However, Company shall have no obligation to accept and operate the Facilities in the event Developer fails to make any payment provided in this Agreement, fails to construct and install the Facilities in accordance with Company’s standards and specifications and in accordance with the applicable rules and regulations of ADEQ, the Commission or any other governmental authority having jurisdiction thereover, or otherwise fails to comply with the terms and conditions of this Agreement. Developer acknowledges and understands that Company will not establish service to any customer within the Development until such time as

Company has accepted the transfer of the Facilities, and all amounts that Developer is required to pay Company hereunder have in fact been paid. The foregoing notwithstanding, the Company shall not terminate service to any customer within the Development to whom service has been properly established as a consequence of any subsequent breach or nonperformance by Developer hereunder.

10.         Liability for Income Taxes. In the event it is determined that all or any portion of Developer’s advances in aid of construction hereunder constituted taxable income to Company as of the date of this Agreement or at the time Company actually receives such advances hereunder, Developer will advance funds to Company equal to the income taxes resulting from Developer’s advance hereunder. These funds shall be paid to Company within twenty (20) days following notification to Developer that a determination has been made that any such advances constitute taxable income, whether by virtue of any determination or notification by a governmental authority, amendment to the Internal Revenue Code, any regulation promulgated by the Internal Revenue Service, or similar change to any statute, rule or regulation relating to this matter. Such notification shall include documentation reasonably necessary to substantiate the Company’s liability for income taxes resulting from the Developer’s advances in aid of construction under this Agreement. In the event that additional funds are paid by Developer under this paragraph, such funds shall also constitute advances in aid of construction. In addition, Developer shall indemnify and hold Company harmless for, from and against any tax related interest, fines and penalties assessed against Company and other costs and expenses incurred by Company as a consequence of late payment by Developer of amounts described above.

11.         Notice. All notices and other written communications required hereunder shall be sent to the parties as follows:

COMPANY:

Palo Verde Utilities Company, L.L.C.

Attn: Cindy M. Liles, Vice President

22601 N. 19th A venue

Suite 210

Phoenix, Arizona 85027

DEVELOPER:

Each party shall advise the other party in writing of any change in the manner in which notice is to be provided hereunder.

12.         Governing Law. This Agreement, and all rights and obligations hereunder, shall be subject to and governed by the rules and regulations of the Commission relating to domestic sewer utilities and generally shall be governed by and construed in accordance with the laws of the State of Arizona. Developer understands and acknowledges that Company’s rates and charges, and other terms and conditions applicable to its provision of utility service, may be modified from time-to-time by order of the Commission. Company shall provide Developer with copies of such orders that may affect Developer’s rights and obligations hereunder.

13.         Time is of the Essence. Time is and shall be of the essence of this Agreement.

14.         Indemnification: Risk of Loss. Developer shall indemnify and hold Company harmless for, from and against any and all claims, demands and other liabilities and expenses (including attorneys’ fees and other costs of litigation) arising out of or otherwise relating to Developer’s failure to comply with any of the terms and conditions contained herein, including (without limitation) Company’s refusal to serve any unit within the Development based on Developer’s failure to pay all amounts required hereunder in a timely manner. Developer’s duty to indemnify Company shall extend to all construction activities undertaken by Developer, its contractors, subcontractors, agents, and employees hereunder.

15.         Successors and Assigns. This Agreement may be assigned by either of the parties provided that the assignee agrees in writing to be bound by and fully perform all of the assignor’s duties and obligations hereunder. This Agreement and all terms and conditions contained herein shall be binding upon and shall inure to the benefit of the successors and assigns of the parties.

16.         Dispute Resolution. The parties hereto agree that each will use good faith efforts to resolve, through negotiation, disputes arising hereunder without resorting to mediation, arbitration or litigation.

17.         Integration: One Agreement. This Agreement supersedes all prior agreements, contracts, representations and understandings concerning its subject matter, whether written or oral.

18.         Attorneys’ Fees. The prevailing party in any litigation or other proceeding concerning or related to this Agreement, or the enforcement thereof, shall be entitled to recover its costs and reasonable attorneys’ fees.

19.         Authority to Perform. Company represents and warrants to Developer that Company has the right, power and authority to enter into and fully perform this Agreement. Developer represents and warrants to Company that Developer has the right, power and authority to enter into and fully perform this Agreement.

DEVELOPER:	COMPANY:

PALO VERDE UTILITIES COMPANY, L.L.C.,
an Arizona limited liability company

By	By
Its	Cindy M. Liles
Its: Vice President

EXHIBIT “A”

Legal Description

EXHIBIT “B”

Point(s) of Connection

EXHIBIT “C”

Wastewater Facilities Budget

(Required to be completed by Developer prior to execution of agreement

Item	QTY	UNIT	UNIT $	TOTAL $
8” SDR 35 Sewer Main		LF
10” SDR 35 Sewer Main		LF
4’ Manhole		EA
Sewer Cleanout		EA
4” Sewer Service		EA

Subtotal
Sales Tax

Total